Exhibit 16.1

elliott davis

March 28, 2022

Securities and Exchange Commission
100 F Street N.E
Washington, D.C. 20549

Ladies and Gentlemen:

We have read New Peoples Bankshares, Inc.'s statements included under Item 4.01 of its Form 8-K dated March 28, 2022. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Elliott Davis, LLC

Greenville, South Carolina